Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

DigitalBridge Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)(2)	Fee Calculation or Carry Forward Rule (5)	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.04 per share (3)	Rule 457(r)	-	-	-	-	-	-	-	-	-
Fees to be Paid	Equity	Preferred Stock, par value $0.01 per share (3)	Rule 457(r)	-	-	-	-	-	-	-	-	-
Fees to be Paid	Equity	Warrants (4)	Rule 457(r)	-	-	-	-	-	-	-	-	-
Fees to be Paid	Other	Depositary shares representing Preferred Stock	Rule 457(r)	-	-	-	-	-	-	-	-	-
Fees to be Paid	Other	Rights	Rule 457(r)	-	-	-	-	-	-	-	-	-
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A	-	-	-	-
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined. This registration statement also covers Class A common stock, preferred stock, depositary shares, warrants and rights that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate.

(2)	Including an indeterminate number of shares that may be issued by the registrant with respect to common shares or preferred shares by way of a share distribution, share split or in connection with a share combination, merger, consolidation or otherwise.

(3)	This registration statement covers an indeterminate amount of the securities of each identified class of securities, including such indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of DigitalBridge Group, Inc. An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(4)	The warrants covered by this registration statement may be warrants for Class A common stock, preferred stock or depositary shares representing preferred stock.

(5)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Company is deferring payment of all of the registration fee.